Exhibit 10.14

AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment No. 2 to Amended and Restated Loan and Security Agreement (“Amendment”) is made on April 30, 2015 (“First Amendment Effective Date”) between NORTHERN POWER SYSTEMS, INC., a Delaware corporation (“Borrower”) and COMERICA BANK, a Texas banking association (“Bank”).

Borrower and Bank entered into an Amended and Restated Loan and Security Agreement dated December 31, 2013 (“Loan and Security Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”).

Borrower and Bank have agreed to amend the terms of the Loan and Security Agreement as provided in this Amendment.

Accordingly, Borrower and Bank agree as follows:

1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Loan and Security Agreement.

2. Amendments. The Loan and Security Agreement is amended as follows:

(a) The following terms, which are defined in Exhibit A of the Loan and Security Agreement, are given the following amended definitions:

“Ex-Im Facility Documents” means the Ex-Im Facility Letter Agreement, the Loan Authorization Notice, the Borrower Agreement and the Economic Impact Certification, each dated as of April 30, 2015 and the Master Revolving Note (in the principal amount of $6,000,000) dated as of June 30, 2014, as the same may be amended and or amended and restated from time to time.

“Guarantor(s)” means NPSBC.

3. Representations. Borrower represents, covenants and agrees that:

(a) Notwithstanding anything to the contrary in the Loan and Security Agreement, the Revolving Line is hereby terminated and cancelled, there being no Advances currently outstanding or hereafter permitted under such Revolving Line or the Loan and Security Agreement.

(b) The representations, warranties and covenants set forth in the Loan and Security Agreement shall continue to be applicable to the Ex-Im Facility Documents until Payment-in-Full of the Ex-Im Facility Loans.

(c) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Loan and Security Agreement and in each Loan Document remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Loan and Security Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(d) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s formation documents or any agreement, instrument, law, or order to which Borrower or any material portion of its assets is subject or bound.

(e) The bylaws of the Borrower delivered to Bank on or about December 1, 2011 remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and Borrower continues to be in good standing under the laws of the States of Delaware and Vermont.

(f) There is no default continuing under the Loan and Security Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

4. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following:

(a) this Amendment, duly executed by Borrower and the documents identified on attached Schedule 5, and such other agreements and instruments reasonably requested by Bank pursuant thereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower and/or other party as applicable;

(b) payment of Bank’s expenses (including reasonable attorneys’ fees) incurred through the date of this Amendment (it being acknowledged that the Bank is not charging an amendment fee in connection with this Amendment); and

(c) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

5. No Other Changes. Except as specifically provided in this Amendment, it does not vary the terms and provisions of any of the Loan Documents. This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Loan and Security Agreement.

6. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Loan and Security Agreement and the Loan Documents and agree that they remain in full force and effect.

7. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

8. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9. Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

10. No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under,

arising out of, or in connection with, this Amendment, the Loan and Security Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

11. Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

12. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement. Facsimile copies of signatures or copies of signatures sent by electronic mail (as a “pdf” or “tif” attachment) shall be treated as manually signed originals for the purposes of this Amendment and the documents to be delivered pursuant to Section 5. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[end of amendment – signature page follows]

This Amendment No. 2 to Amended and Restated Loan and Security Agreement is executed and delivered as of the First Amendment Effective Date.

COMERICA BANK By: /s/ Song Hu Name: Song Hu Title: Vice President	NORTHERN POWER SYSTEMS, INC. By: /s/ Ciel R. Caldwell Name: Ciel R. Caldwell Title: Chief Financial Officer